EXECUTION VERSION

LOAN AGREEMENT

Dated as of July __, 2012

between

DGSE COMPANIES, INC.,
as Borrower,

and

NTR METALS, LLC,
as Lender

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of July [__], 2012, is between DGSE COMPANIES, INC., a Nevada corporation (“Borrower”), and NTR METALS, LLC, a Texas limited liability company (“Lender”).

RECITALS:

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1           Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“Advance” means an advance by Lender to Borrower pursuant to Article II.

“Advance Request Form” means a certificate, in the form attached hereto as Exhibit A, properly completed and signed by Borrower requesting a Revolving Credit Advance.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” has the meaning set forth in the Introductory Paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Borrower” means the Person identified as such in the Introductory Paragraph hereof, and its successors and assigns.

“Business Day” has the meaning assigned to it in the Notes.

“Capital Lease Obligation” shall mean the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning for such term set forth in Section 4.1 of this Agreement.

“Commitment” means the “guidance” line of credit established by Lender with respect to Revolving Credit Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000), subject, however, to termination pursuant to Section 9.2.

“Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

“Control Agreement” means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation under any so called “synthetic leases”, (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (l) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” has the meaning assigned to it in the Notes.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Dispute” means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement and each other document, contract and instrument required hereby or now or hereafter delivered to Lender in connection herewith, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the foregoing documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the foregoing documents.

“Dollars” and “$” mean lawful money of the United States of America.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided that Lender shall be deemed not to be an ERISA Affiliate of Borrower or any of its Subsidiaries.

“Event of Default” has the meaning specified in Section 9.1.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantor” means (a) each Subsidiary of Borrower and (b) each other Person that becomes a guarantor after the date hereof.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Liabilities” means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a balance sheet of a Person.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement, the Revolving Credit Note, the Security Documents and all other promissory notes, security agreements, subordination agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Loan Party” means Borrower or any Guarantor.

“Maximum Lawful Rate” means, at any time, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to Borrower at the time of such change in the Maximum Lawful Rate.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Notes” means, collectively, all promissory notes (and “Note” means any of such Notes) executed at any time by Borrower and payable to the order of Lender, as amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and the other Loan Parties to Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof or otherwise payable by any Loan Party pursuant to any Loan Documents.

“Pawn Loans” means all transactions in which a customer of Borrower pledges with Borrower an item of goods as security for a loan of money, including without limitation all collateralized pawn loans made by Borrower in the ordinary course of its business as a pawnbroker, and all purchases by Borrower of goods on the condition that the goods may be redeemed or repurchased by the seller for a fixed price within a fixed period.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Principal Office” means the principal office of Lender, presently located at 10720 Composite Drive, Dallas, Texas 75220.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Revolving Credit Advance” means any Advance made by Lender to Borrower pursuant to Section 2.1(a) of this Agreement.

“Revolving Credit Note” means the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit C hereto, and all amendments, extensions, renewals, replacements, and modifications thereof.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Security Agreement” means the Guaranty and Security Agreement of the Loan Parties in favor of Lender, dated as of the date hereof, as the same may be amended, restated, supplemented, modified, or changed from time to time.

“Security Documents” means each and every Security Agreement, pledge, deposit account control agreement or other collateral security agreement required by or delivered by Borrower or any other Person to Lender from time to time to secure the Obligations or any portion thereof.

“Subordinated Debt” means any Debt of any Loan Party (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of its Subsidiaries or by Borrower and one or more of its Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and its Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Termination Date” means 11:00 a.m., Dallas, Texas time on the earlier of: (a) August 1, 2014, (b) the date that is twelve (12) months after Lender gives Borrower written notice demanding that all Obligations be paid in full, (c) the date the Obligations are accelerated in accordance with this Agreement or (d) the date on which the Commitment terminates as provided in this Agreement.

“UCC” means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

Section 1.2           Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

Section 1.3           Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II
Advances

Section 2.1           Advances.

(a)          Revolving Credit Advances. This credit facility shall be a “guidance” line of credit, and any and all Revolving Credit Advances and other Advances from Lender to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to (but not exceeding) the amount of the Commitment shall be made at the sole discretion of Lender (and, notwithstanding anything to the contrary in any Loan Document, Lender shall at no time have any obligation (whether pursuant to the Loan Documents, at law, in equity or otherwise) to make any Advances or other extensions of credit to Borrower pursuant to any Loan Documents regardless of any past course of performance or course of dealing of the Loan Parties and Lender that may exist at the relevant date of determination), provided that the aggregate amount of all Revolving Credit Advances at any time outstanding shall not exceed the amount of the Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

1.          The Revolving Credit Note. The obligation of Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by Borrower, payable to the order of Lender, in the principal amount of the Commitment as originally in effect, and dated the date hereof.

2.          Repayment of Revolving Credit Advances, Etc. Borrower shall repay the unpaid principal amount of all Advances and all other Obligations (and the Commitment shall be reduced to zero and automatically terminate) on the Termination Date.

3.          Interest. The unpaid principal amount of the Revolving Credit Note shall, subject to the following sentence, bear interest as provided in the Revolving Credit Note. Accrued and unpaid interest on the Revolving Credit Advances shall be payable as provided in the Revolving Credit Note and on the Termination Date.

4.          Borrowing Procedure. Borrower shall give Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than Noon (Texas time) on the Business Day on which the Revolving Credit Advance is desired to be funded. Advances will only be made on a Business Day. Lender at its option may accept telephonic requests for such advances, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for a Revolving Credit Advance by Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to Borrower by depositing the same, in immediately available funds, in a Controlled Account (as defined in the Security Agreement) of Borrower designated by Borrower.

Section 2.2           General Provisions Regarding Interest; Etc.

(a)          Default Interest Rate. Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by any Loan Party under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate until such time as Lender shall waive in writing the application of the Default Interest Rate to such Event of Default situation. Interest payable at the Default Interest Rate shall be payable from time to time ON DEMAND.

(b)          Computation of Interest. Interest on the Advances and all other amounts payable by any Loan Party hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3           Use of Proceeds. The proceeds of the Revolving Credit Advances shall be used by Borrower for working capital in the ordinary course of business in accordance with the Loan Documents and for repayment of existing Debt of Borrower owing to Texas Capital Bank, N.A.

Section 2.4           Intent to Limit Charges to Maximum Lawful Rate. (a) It is the intent of Lender and the Loan Parties to conform to and contract in strict compliance with all applicable usury laws from time to time in effect. All agreements (including the Loan Documents) between Lender and any Loan Party are hereby limited by the provisions of this Section 2.4, which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, any other Loan Document or otherwise exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of this Agreement, any other Loan Document or any other document, interest would otherwise be taken, reserved, contracted for, charged, or payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and this Agreement, such other Loan Document, and such other document shall be automatically reformed and the interest taken, reserved, contracted for, charged, or payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is interest or characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the Obligations (other than accrued interest) and not to the payment of interest, or refunded to the applicable Loan Party if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Obligations so that the amount of interest on account of the Obligations does not exceed the maximum nonusurious amount permitted by applicable law. As used in this Section, the term “applicable law” shall mean such laws as they now exist or may be changed or amended or come into effect in the future. As used in this Section, the term “interest” includes all amounts that constitute, are deemed, or are characterized as interest under applicable law.

(b)          The Loan Parties and Lender hereby agree and stipulate that the only charges imposed upon the Loan Parties for the use, forbearance, or detention of money in connection with this Agreement are the interest specified as such in the Loan Documents. The Loan Parties and Lender further agree and stipulate that all default charges, late charges, attorneys’ fees, and reimbursements for costs and expenses paid or incurred by Lender to third parties or for loss or damage incurred by Lender shall not under any circumstance be deemed or constitute interest under applicable law.

(c)          Borrower and each other Loan Party agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts), as amended, shall not govern or in any manner apply to this Agreement or any of the Loan Documents (including the Commitment).

(d)          For purposes of Chapter 303 of the Texas Finance Code, as amended, to the extent applicable, each Loan Party agrees that the maximum nonusurious amount permitted by applicable law with respect to Lender shall be the “indicated (weekly) rate ceiling” as defined in such Chapter; provided, that, Lender may also rely, to the extent permitted by applicable law, on alternative maximum rates of interest under other laws applicable to Lender, if greater.

ARTICLE III
Payments

Section 3.1           Method of Payment. All payments of principal, interest, and other amounts to be made by any Loan Party under this Agreement and the other Loan Documents shall be made to a Deposit Account of Lender from time to time designated by Lender to Borrower, in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.

Section 3.2           Prepayments.

(a)          Voluntary Prepayments. Borrower may prepay all or any portion of the Notes to the extent and in the manner provided for therein. Prepayments shall be in a minimum of $10,000.

(b)          Mandatory Prepayment. Borrower must pay ON DEMAND the amount by which at any time the Obligations exceed the amount of the Commitment.

ARTICLE IV
Security

Section 4.1           Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver, or cause to be executed and delivered on its behalf and by each of its Subsidiaries, as applicable, all of the Security Documents required by Lender covering the Property of Borrower and its Subsidiaries, whether now existing or formed or acquired after the date hereof, and all other collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Documents, and any other property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall execute and deliver, and cause to be executed and delivered on its behalf and by each of its Subsidiaries, as applicable, such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

Section 4.2           Setoff. If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to any Loan Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to any Loan Party whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, each Loan Party hereby grants to Lender a security interest in all sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

ARTICLE V
Conditions Precedent

Section 5.1           Initial Extension of Credit. If and when Lender elects to make Borrower the initial Advance, Lender shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender, as a condition precedent to Borrower’s right to request, and receive the proceeds of, such Advance:

(a)          Resolutions. Resolutions of the Board of Directors (or other governing body) of Borrower and each Guarantor certified by the Secretary or an Assistant Secretary (or other custodian of records) of Borrower or such Guarantor, as applicable, which authorize the execution, delivery, and performance by Borrower or such Guarantor, as applicable, of this Agreement and the other Loan Documents to which Borrower or such Guarantor, as applicable, is or is to be a party;

(b)          Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative of the applicable Loan Party certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each Guarantor is or is to be a party (including the certificates contemplated herein) on behalf of Borrower and such Guarantor, as applicable, together with specimen signatures of such Persons;

(c)          Constituent Documents. The Constituent Documents for Borrower and each other Loan Party as of a date acceptable to Lender;

(d)          Governmental Certificates. Except as set forth on Schedule 5.1(d), Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each Guarantor as to the existence and good standing of Borrower and each Guarantor, each dated within ten (10) days prior to the date of the initial Advance;

(e)          Note. The Revolving Credit Note executed by Borrower;

(f)          Security Documents. The Security Documents executed by Borrower and the other Loan Parties, as applicable, which shall include the Security Agreement duly executed by all of the Loan Parties;

(g)          Financing Statements. Uniform Commercial Code financing statements naming Borrower and each Guarantor, as debtor, and covering such Collateral as Lender may request;

(h)          Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with additional insured, loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering Collateral and liability insurance of the Loan Parties;

(i)          Lien Searches. The results of Uniform Commercial Code, tax lien and judgment searches showing all financing statements and other documents or instruments on file against each Loan Party in the office of the Secretary of State of each Loan Party’s jurisdiction of organization and each county where any Loan Party has any owned or leased real property, such searches to be as of a date no more than ten (10) days prior to the date of the initial Advance and the results of which shall be satisfactory to Lender;

(j)          Payoff Letter. Receipt of a payoff letter executed by Texas Capital Bank, N.A. in favor of Borrower, in form and substance satisfactory to Lender, providing that all outstanding loans made by Texas Capital Bank, N.A. to Borrower will be repaid in full, and all Liens securing such loans will be released, upon such Bank’s receipt of the proceeds of the initial Revolving Credit Advance;

(k)          UCC Filing Authorizations. Lender shall have received a letter duly executed by each Loan Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents; and

(l)          Other Documents, Etc. Such other documents as Lender shall reasonably request in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded or taken and shall be in form and substance satisfactory to Lender.

Section 5.2           All Extensions of Credit. If and when Lender elects to make Borrower any Advance (including the initial Advance), the following must be satisfied as additional conditions precedent to Borrower’s right to request, and receive the proceeds of, any such Advance:

(a)          Request for Advance. Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form pursuant to Lender’s requirements dated the date of such Advance and executed by an authorized officer of Borrower;

(b)          No Default, Etc. No Default or material adverse change or effect shall have occurred and be continuing, or would result from or after giving effect to such Advance;

(c)          Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date; and

(d)          Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

ARTICLE VI
Representations and Warranties

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 6.1           Corporate Existence. Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) except as set forth on Schedule 6.1, is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. Each Loan Party has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2           Action; No Breach. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Loan Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) Constituent Documents of Borrower or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which any of them or any of their Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of Borrower or any Subsidiary.

Section 6.3           Operation of Business. Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

Section 6.4           Litigation and Judgments. Except as set forth on Schedule 6.4, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of Borrower or any of its Subsidiaries or the ability of Borrower or any Loan Party to pay and perform the Obligations. There are no outstanding judgments against Borrower or any Subsidiary of Borrower.

Section 6.5           Rights in Properties; Liens. Borrower and each of its Subsidiaries have good and indefeasible title to or valid leasehold interests in their respective Properties, and none of the Properties of Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.

Section 6.6           Enforceability. This Agreement constitutes, and the other Loan Documents to which each Loan Party is party, when delivered, shall constitute legal, valid, and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

Section 6.7           Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by any Loan Party of this Agreement and the other Loan Documents to which any Loan Party is or may become a party or the validity or enforceability thereof.

Section 6.8           Debt. Borrower and its Subsidiaries have no Debt, other than the Obligations.

Section 6.9           Taxes. Except as set forth on Schedule 6.9, Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary.

Section 6.10         Use of Proceeds; Margin Securities. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11         ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

Section 6.12         Disclosure. No statement, information, report, representation, or warranty made by any Loan Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of Borrower or any Subsidiary that has not been disclosed in writing to Lender.

Section 6.13         Subsidiaries, Ventures, Etc. Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on Schedule 6.13, and Schedule 6.13 sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of Borrower’s ownership interest in such Person. All of the outstanding capital stock or other ownership interest of Person described in Schedule 6.13 has been validly issued, is fully paid, and is nonassessable.

Section 6.14         Agreements. Neither Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction except as set forth on Schedule 6.14. Neither Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 6.15         Compliance with Laws. Neither Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.16         Inventory. All inventory of each Loan Party has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. Sections 201-219), and the regulations promulgated thereunder.

Section 6.17         Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18         Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.19         Environmental Matters.

(a)          Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in full compliance with all Environmental Laws. Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrower and the Subsidiaries with all Environmental Laws;

(b)          Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c)          No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of Borrower or any Subsidiary. The use which Borrower and the Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;

(d)          Neither Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e)          There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f)          Neither Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., regulations thereunder or any comparable provision of state law. Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g)          Neither Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h)          No Lien arising under any Environmental Law has attached to any property or revenues of Borrower or its Subsidiaries.

Section 6.20         Intellectual Property. All material Intellectual Property owned or used by Borrower or any Subsidiary is listed, together with application or registration numbers, where applicable, on Schedule 6.20. Each Person identified on Schedule 6.20 owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a material adverse effect. Each Person identified on Schedule 6.20 will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Person identified on Schedule 6.20 will promptly patent or register, as the case may be, all new Intellectual Property and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

ARTICLE VII
Affirmative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the following positive covenants, unless Lender shall otherwise consent in writing:

Section 7.1           Reporting Requirements. Borrower will furnish to Lender:

(a)          Annual Financial Statements.

(i)          No later than January 1, 2013, with respect to the fiscal years of Borrower ending December 31, 2010 and December 31, 2011, a copy of the annual audit report of Borrower and the Subsidiaries for each such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of each such fiscal year and for each of the 12-month periods then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified without any qualifications (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit), by an independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP; and

(ii)         with respect to the fiscal year of Borrower ending December 31, 2012 and continuing for each fiscal year of Borrower thereafter, in each case, no later than (A) if Borrower is then subject to the periodic reporting requirements of the Exchange Act, the date on which Borrower is required to file an Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (B) if Borrower is not then subject to the periodic reporting requirements of the Exchange Act, as soon as available, but in any event within 105 days after the end of each such fiscal year, (i) a copy of the annual audit report of Borrower and the Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by an independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no qualifications or limitations on scope (including any “going concern” or like qualification or exception); and (ii) a certificate of such independent certified public accountants to Lender stating that to their knowledge no Default has occurred and is continuing, or if in their opinion a Default has occurred and is continuing, a statement as to the nature thereof;

(b)          Quarterly Financial Statements. No later than (A) if Borrower is then subject to the periodic reporting requirements of the Exchange Act, the date on which Borrower is required to file a Quarterly Report on Form 10-Q pursuant to the Exchange Act or (B) if Borrower is not then subject to the periodic reporting requirements of the Exchange Act, as soon as available, but in any event within 50 days after the end of each fiscal quarter, in each case, beginning with the fiscal quarter of Borrower ending March 31, 2013 and continuing for each fiscal quarter of Borrower thereafter, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein;

(c)          ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrower proposes to take with respect thereto;

(d)          Proxy Statements, Etc. As soon as available, one copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(e)          Public Filings. As soon as available, and in any event within five (5) days after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of Borrower or any Subsidiary with any Governmental Authority, provided, however, that, with respect to any filings made with the SEC (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Loan Party with the SEC) that are publicly available on the SEC’s website, Borrower shall only be required to give Lender notice of such filings within 5 days after filing thereof;

(f)          Regulatory Report. As soon as available, and in any event within five (5) days after receipt hereof by Borrower or any Subsidiary, copies of any regulatory reports;

(g)          Default. Promptly upon becoming aware thereof, and in any event within five (5) days after any Loan Party becomes aware thereof, notice of any Default that occurs; and

(h)          General Information. Promptly, such other information concerning Borrower or any Subsidiary as Lender may from time to time reasonably request.

Section 7.2           Maintenance of Existence; Conduct of Business. Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices. Without limitation, Borrower will not make (and will not permit any of its Subsidiaries to make) any material change in its credit collection policies if such change would materially impair the collectability of any account, nor will it rescind, cancel or modify any account except in the ordinary course of business.

Section 7.3           Maintenance of Properties. Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 7.4           Taxes and Claims. Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

Section 7.5           Insurance. Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which Borrower and the Subsidiaries operate, provided that in any event Borrower will maintain and cause each Subsidiary to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, reasonably satisfactory to Lender. Each insurance policy covering Collateral shall name Lender as loss payee and additional insured, and each liability insurance policy of the Loan Parties shall name Lender as additional insured, and, in each case, shall provide that such policy will not be cancelled or, except as set forth on Schedule 7.5, reduced without thirty (30) days prior written notice to Lender.

Section 7.6           Inspection Rights. At any reasonable time and from time to time, upon reasonable notice from Lender to Borrower, Borrower will permit, and will cause each Subsidiary to permit, representatives of Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, provided, however, that Lender shall execute a confidentiality and non-disclosure agreement, in form reasonably satisfactory to Borrower, prior to examination of any records or information that Borrower deems material non-public information.

Section 7.7           Keeping Books and Records. Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8           Compliance with Laws. Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 7.9           Compliance with Agreements. Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 7.10         Further Assurances. Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 7.11         ERISA. Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12         Board Observer Rights. So long as any Obligations are outstanding and the Commitment remains in effect, Borrower shall hold meetings of its board of directors (either in person or by telephone) at least once every calendar quarter. Lender shall be notified in writing of the date and time for each such board meeting by notice sent (which may be oral notice) at the same time as notice thereof is sent to the members of Borrower’s board of directors (which notice shall also state whether Borrower expects any material non-public information will be disclosed in the meeting), and if Lender requests, Lender shall receive all reports and other board materials that are provided in writing or electronically (or otherwise made available) to the board members (and Borrower will advise Lender whether any material non-public information is included in the reports and board materials if requested by Lender), except any that are subject to attorney/client or other legal privilege of Borrower, any Subsidiary or any of their officers or directors. Lender shall have the right to have one (1) designated representative, at Borrower’s expense and subject to reasonable and customary confidentiality obligations, attend such board meetings as an observer; provided, however, such observer shall not constitute a member of such board and shall not be entitled to vote on any matters presented to such board; provided, further, that such observer may be required to leave such meetings (or may receive certain materials with redacted portions) to the extent a legal privilege arises in connection with the issues being discussed (or described in such materials), in each case, that reasonably would be expected to be lost if the observer were not to leave or were to receive such redacted information, as applicable. Lender and its designated board observer shall execute a confidentiality and non-disclosure agreement, in form reasonably satisfactory to Borrower, prior to the receipt of any documents or information that Borrower deems material non-public information.

Section 7.13         Post-Closing Obligations. (a) No later than 30 days after the date hereof, Borrower shall deliver, or cause to be delivered, to Lender a fully executed Control Agreement with respect to each Securities Account and Deposit Account of the Loan Parties, and (b) no later than 30 days after the date hereof, Borrower shall deliver, or caused to be delivered, to Lender duly issued and executed stock certificates (and related stock powers executed in blank) with respect to all of the equity interests of each of the Subsidiaries that is a corporation (each in form and substance satisfactory to Lender), and shall take any further action that Lender determines necessary or advisable to confirm that each of such Subsidiaries has been fully and properly organized (and the failure to comply with any of the covenants in this Section 7.13 shall be an Event of Default).

ARTICLE VIII
Negative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the following negative covenants, unless Lender shall otherwise consent in writing:

Section 8.1           Debt. Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

(a)          Debt to Lender;

(b)          Existing Debt described on Schedule 8.1 hereto; and

(c)          Additional Debt not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate;

provided, however, that this Section 8.1 shall not apply to or limit Borrower’s ability to incur indebtedness in the ordinary course of business, including, but not limited to, indebtedness resulting from consignment arrangements, provided further that, if Borrower receives cash loan proceeds from any loans obtained pursuant to the immediately preceding proviso, Borrower shall, upon receipt thereof, use such proceeds to prepay the Obligations until paid in full (with a corresponding permanent reduction of the Commitment in the same amount as the prepayment).

Section 8.2           Limitation on Liens. Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)          Liens disclosed on the Schedule 8.2 hereto;

(b)          Liens in favor of Lender;

(c)          Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d)          Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(e)          Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f)          Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(g)          Purchase money Liens on specific property to secure Debt used to acquire such property to the extent permitted in Section 8.1(c).

Section 8.3           Mergers, Etc. Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate.

Section 8.4           Restricted Payments. Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests.

Section 8.5           Loans and Investments. Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a)          readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b)          loans made in the ordinary course of Borrower’s business, including Pawn Loans;

(c)          fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by Lender or any commercial bank operating in the United States of America; and

(d)          commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

Section 8.6           Transactions With Affiliates. Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

Section 8.7           Disposition of Assets. Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business.

Section 8.8           Sale and Leaseback. Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.9           Prepayment of Debt. Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except the Obligations.

Section 8.10         Nature of Business. Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof.

Section 8.11         Environmental Protection. Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any of its Subsidiaries would be responsible.

Section 8.12         Accounting. Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by law and disclosed to Lender.

Section 8.13         No Negative Pledge. Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower or any Subsidiary from creating or incurring a Lien on any of its assets.

ARTICLE IX
Default

Section 9.1           Events of Default. Each of the following shall be deemed an “Event of Default”:

(a)          Any Loan Party shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due.

(b)          Any Loan Party shall breach any provision of Article VIII of this Agreement.

(c)          Any representation or warranty made or deemed made by any Loan Party (or any of its officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(d)          Any Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Section 9.1(a) and (b) above) and such failure continues for more than thirty (30) days following earlier of (i) the delivery of written notice from Lender to Borrower of such failure or (ii) any Loan Party becomes aware thereof.

(e)          Borrower or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(f)          Borrower or any Subsidiary shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(g)          This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary or any of their respective shareholders, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

(h)          Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower or any other Loan Party to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed Twenty-Five Thousand Dollars ($25,000).

(i)          Borrower or any of its Subsidiaries or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

(j)          An involuntary proceeding shall be commenced against Borrower or any Subsidiary, seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

(k)          Borrower or any Subsidiary shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) against any of its assets or properties.

(l)          A final judgment or judgments for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered by a court or courts against Borrower or any of its Subsidiaries, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower or the relevant Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 9.2           Remedies Upon Default. If any Event of Default shall occur and be continuing, Lender may without notice terminate the Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER AND THE OTHER LOAN PARTIES; provided, however, that upon the occurrence of an Event of Default under Section 9.1(e), Section 9.1(j) or Section 9.1(l), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER AND THE OTHER LOAN PARTIES. If any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

Section 9.3           Performance by Lender. If Borrower or any other Loan Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower or such Loan Party. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in connection with such performance or attempted performance to Lender, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower or any other Loan Party under this Agreement or any other Loan Document.

ARTICLE X
Miscellaneous

Section 10.1         Expenses. Borrower and the other Loan Parties hereby agree to pay ON DEMAND: (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (b) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

Section 10.2         INDEMNIFICATION. EACH LOAN PARTY SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE EQUITY HOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE LOAN PARTIES AND LENDER THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

Section 10.3         Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Loan Party hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, equity holders, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 10.4         No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any Loan Party’s shareholders or any other Person.

Section 10.5         Lender Not Fiduciary. The relationship between each Loan Party and Lender pursuant to the Loan Documents is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with any Loan Party arising out of the Loan Documents, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Loan Party and Lender to be other than that of debtor and creditor as a result of the financing arrangements evidenced by the Loan Documents.

Section 10.6         Equitable Relief. Each Loan Party recognizes that in the event any Loan Party fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Each Loan Party therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 10.7         No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 10.8         Successors and Assigns. This Agreement and the other Loan Documents are binding upon and shall inure to the benefit of Lender and each Loan Party and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Lender.

Section 10.9         Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of any Loan Party hereunder or under any other Loan Document, the obligations of the Loan Parties under Sections 10.1 and 10.2 shall survive repayment of the Notes and termination of the Commitment.

Section 10.10         ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO OR THERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO OR THERETO. The provisions of this Agreement and the other Loan Documents to which any Loan Party is a party may be amended or waived only by an instrument in writing signed by the parties hereto or thereto, as applicable.

Section 10.11         Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or courier; (B) if delivered by mail, four business days after deposit in the mail, postage prepaid; (C) if delivered by facsimile when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below) when delivered; provided, however, that notices and other communications pursuant to Article II shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute only routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 10.12         Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against any Loan Party under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas. Each Loan Party hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Each Loan Party agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 10.11. Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Loan Party or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by any Loan Party against Lender shall be brought only in a court located in Dallas County, Texas.

Section 10.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.14         Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 10.15         Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 10.16         Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 10.17         Construction. Each Loan Party and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party and Lender.

Section 10.18         Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.19         WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY HEREBY (OR BY ITS EXECUTION OF ANY OTHER LOAN DOCUMENTS) IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

DGSE COMPANIES, INC.

By:
Name: William H. Oyster
Title: President

Address for Notices:
DGSE Companies, Inc.
11311 Reeder Rd.
Dallas, Texas 75229
Attention: William H. Oyster, President

Fax No.: 972-241-0646
Telephone No.: 972-484-3662

Email: _______________________________________

with copy (which shall not constitute notice) to:

K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attn: I. Bobby Majumder, Esq.

Fax No.: _____________________________________

Email: _______________________________________

LENDER:

NTR METALS, LLC

By:
Name:
Title:

Address for Notices:
NTR Metals, LLC
10720 Composite Drive
Dallas, Texas 75220
Attention: Carl D. “Trey” Gum, III

Fax No.: 469.522.1111

Email: tgum@ntrmetals.com

with copy (which shall not constitute notice) to:

Jones Day
2727 North Harwood
Dallas, Texas 75201
Attn: Katherine Ettredge

Fax No.: 214.969.5100

Email: kettredge@jonesday.com

INDEX TO SCHEDULES

Description of Schedules	Article/Section

Governmental Certificates	5.1(d)

Registration to do Business Exceptions	6.1

Investigations by Governmental Authorities	6.4

Unassessed or Pending Tax Liabilities	6.9

Subsidiaries and Joint Ventures	6.13

Agreements	6.14

Intellectual Property	6.20

Insurance Reductions	7.5

Existing Debt	8.1

Existing Liens	8.2

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Advance Request Form	1.1

C	Revolving Credit Note	2.1

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